Exhibit 99.1

KFx PROVIDES ADDITIONAL UPDATE ON TEST BURN AT FIRSTENERGY FACILITY

DENVER, September 13, 2006 -- KFx Inc. (Amex: KFX) yesterday reported that it received test burn results of its first unit train shipment of K-FuelTM Refined Coal. The test burn was recently conducted by KFx’s customer, FirstEnergy (NYSE: FE). The customer observed that the K-FuelTM Refined Coal exhibited improved heat content in the plant’s boiler relative to raw Powder River Basin Coals burned in that facility.

The test burn was conducted at a utility plant in the Ohio region which often experiences a power de-rating on its boilers when burning raw Power River Basin Coal.

The plant staff tested the shipment of K-FuelTM Refined Coal and reported an improvement to the power de-rating that occurs in boilers when burning raw Powder River Basin Coals. No significant problems were reported with the train shipment, barge unloading, bunkering, or pulverizing. Only two issues were reported: first, there was fugitive dust that occurred during the transloading process from rail to barge. Second, a few of the delivered cars exhibited elevated heat content. The K-FuelTMwas sprayed with water and a dust suppressor during transloading, which reduced the dust issue and the shipment proceeded to the plant as expected. The customer also indicated that there was no slagging or ash handling problems experienced in the test burn.

Discussions with the customer regarding potential future shipments of K-FuelTM Refined Coal continue. KFx expects that these issues will be remedied quickly through the use of standard dust suppressers, as well as normal packing and loading procedures to prevent localized heat elevation, as these are issues and remedies typical of Power River Basin coals.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:        KFx Inc., Denver, CO
                    Analyst Contact:
                    Karli Anderson, Director of Investor Relations
                    303-293-2992
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KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430